EXHIBIT 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin	Berkman Associates
	Chief Financial Officer	(310) 277-5162
	(918) 437-6881	info@BerkmanAssociates.com

Lowrance Electronics Announces Pricing
of Secondary Offering of Common Stock

     TULSA, OK — September 17, 2004 — Lowrance Electronics, Inc. (NASDAQ:LEIX) announced today the pricing of a secondary public offering of 2,160,758 shares of its common stock at $24.00 per share.

     A total of 1,000,000 shares are being sold by the Company and the remaining shares are being sold by stockholders, including 1,000,000 shares by Darrell J. Lowrance, the Company’s chief executive officer.

     The Company and the selling stockholders have granted JP Morgan Securities Inc., the underwriter of the offering, an option to purchase an additional 308, 978 shares of common stock to cover over-allotments, if any.

     A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The secondary offering is being made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Copies of the prospectus relating to the offering may be obtained from the offices of JP Morgan Securities Inc., 277 Park Avenue New York, New York, 10172.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com) designs, manufactures and markets SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance"® and “Eagle"® Electronics and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes outdoor recreational use and vehicular navigational systems) and aviation.

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